THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SUCH ACT OR PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO B&D FOOD CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

$1,000,000	June 1, 2008

No. 1

FOR VALUE RECEIVED, B&D Food Corporation, a Delaware corporation (the “Maker”), promises to pay to Seth Farbman or its assigns (the “Holder”) the principal sum of $1,000,000, together with interest on the unpaid principal balance of this Note from time to time outstanding at the rate of 8% per year, compounded annually, until paid in full. Interest on this Note shall be computed on the basis of a year of 365 days for the actual number of days elapsed. All payments by the Maker under this Note shall be in immediately available funds. Subject to the repayment provisions set forth herein, all principal and accrued interest shall be due and payable on June 1, 2013.

For purposes of this Note, “Net Income” shall be defined as greater of (x) the net income of Boaz Holdings Inc., a Delaware corporation and wholly owned subsidiary of the Maker (“Boaz Holdings”) and (y) the net income of Boaz Industria E Comercio De Alimentos LTDA., a limited liability company formed pursuant to the laws of Brazil and the indirect subsidiary of the Maker (“Boaz”), in each case with net income being determined in accordance with United States generally accepted accounting principles applied on a consistent basis.

From the date first written above through and including March 31, 2009, the Maker shall pay the Holder only accrued interest on this Note, with such payments payable at the end of each fiscal quarter following the date first written above (each, a “Payment Quarter”). Commencing with and including the Payment Quarter ending June 30, 2009, principal and accrued interest shall be repayable at the end of each Payment Quarter, with the amount due at the end of each Payment Quarter equal to the lesser of (i) the aggregate of fifty percent (50%) of all Net Income during such Payment Quarter (except for the Payment Quarter ending June 30, 2009, for which the foregoing amount shall be the aggregate of fifty percent (50%) of all Net Income from the date first written above through and including June 30, 2009) and (ii) the remaining unpaid principal and accrued interest of the Note. Any and all payments made by the Maker to the Holder pursuant to this Note at the end of a Payment Quarter (each, a “Quarterly Payment”) shall reduce the principal and/or accrued interest of the Note by such Quarterly Payment. The “Note Repayment Date” shall be the earliest date upon which the principal and accrued interest of the Note equals zero.

Notwithstanding anything to the contrary in this Note, this Note shall be recourse to the Maker as to 100% of the principal amount hereof $1,000,000, plus accrued interest thereon.

This Note shall become immediately due and payable without notice or demand upon the occurrence at any time of any of the following events of default (individually, “an Event of Default” and collectively, “Events of Default”):

(1)	the Maker fails to pay any of the principal, interest or any other amounts payable under this Note when due and payable;

(2)
any of the Maker, Boaz Holdings or Boaz files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or seeks the appointment of a custodian, receiver, trustee (or other similar official) of the Maker, Boaz Holdings or Boaz, or all or any substantial portion of the Maker’s, Boaz Holdings’ or Boaz’s assets, or makes any assignment for the benefit of creditors or takes any action in furtherance of any of the foregoing, or fails to generally pay its debts as they become due; or

(3)
an involuntary petition is filed, or any proceeding or case is commenced, against the Maker, Boaz Holdings or Boaz (unless such proceeding or case is dismissed or discharged within 60 days of the filing or commencement thereof) under any bankruptcy, reorganization, arrangement, insolvency, adjustment of debt, liquidation or moratorium statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is applied or appointed for the Maker, Boaz Holdings or Boaz, or to take possession, custody or control of any property of the Maker, Boaz Holdings or Boaz, or an order for relief is entered against the Maker, Boaz Holdings or Boaz in any of the foregoing.

Upon the occurrence of an Event of Default, the Holder shall have then, or at any time thereafter, all of the rights and remedies afforded creditors generally by the applicable federal laws or the laws of the State of New York.

At the Maker’s option, this Note may be prepaid, in whole or in part, without premium or penalty, by the Maker at any time, provided that the date of such prepayment shall be considered the Note Repayment Date.

All payments by the Maker under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

Notwithstanding anything herein to the contrary, if at any time the applicable interest rate hereunder, together with all fees, charges and other amounts which may be treated as interest under applicable law (collectively, “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Holder in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate.

The Maker agrees to pay all reasonable out-of-pocket expenses, including reasonable attorneys’ fees and disbursements, incurred by the Holder in endeavoring to collect any amounts payable under this Note which are not paid when due or to enforce its rights hereunder with respect to the conversion of this Note.

No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

The terms and provisions of this Note may be modified or amended only by a written instrument duly executed by the Maker and the Holder.

All payments by the Maker under this Note shall be applied first to any fees and expenses due and payable hereunder, then to the accrued interest due and payable hereunder and the remainder, if any, to the outstanding principal.

The Maker and every endorser or guarantor of this Note, regardless of the time, order or place of signing, hereby waives presentment, demand, protest and notices of every kind and assents to any permitted extension of the time of payment and to the addition or release of any other party primarily or secondarily liable hereunder.

All rights and obligations hereunder shall be governed by, and be construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely in such State (without giving effect to the conflicts of laws provisions thereof) and this Note is executed as an instrument under seal.

[Signature Page Follows]

B&D FOOD CORPORATION

By:
Name:
Title:

Note No.:	No. 1

Original Holder:	Seth Farbman
150 West 46th Street, 6th Floor
New York, NY 10036

Principal Amount:	$1,000,000